Exhibit 10.1

OPEN TEXT CORPORATION

LONG TERM INCENTIVE PLAN

Adopted with effect from July 1, 2007

1.	PREAMBLE AND DEFINITIONS

1.1	Title.

The Plan described in this document shall be called the “Open Text Corporation Long Term Incentive Plan”.

1.2	Purpose of the Plan.

The purpose of the Plan is to provide a medium term incentive which establishes a strong link to business strategy, operating performance and market performance.

1.3	Definitions.

1.3.1	“Affiliate” has the meaning ascribed thereto under the BCA.

1.3.2	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.3	“Acquirors” has the meaning ascribed thereto in Section 1.3.7.

1.3.4	“Associate” has the meaning ascribed thereto in the BCA.

1.3.5	“BCA” means Business Corporations Act (Ontario), as amended from time to time

1.3.6	“Board” means the Board of Directors of the Corporation.

1.3.7	“Change of Control” means either of the following events:

a.	the sale of all or substantially all of the assets of the Corporation; or

b.	any transaction whereby any person, together with Affiliates and Associates of such person, or any group of persons acting in concert (collectively, “Acquiror” or “Acquirors”), acquires beneficial ownership of more than 50% of the issued common shares of the Corporation on a fully diluted basis, or any transaction as a result of which beneficial ownership of common shares constituting more than 50% in the aggregate of the issued common shares of the Corporation on a fully diluted basis cease to be held by persons who are shareholders of the Corporation as at the date hereof or by Affiliates or Associates of such present shareholders.

For purposes of this definition, the term “group” and “beneficial ownership” shall have the meanings ascribed thereto under Section 14(d)92) of the Securities Act and Rule 13d-3 of the General Rules of the Securities Act.

1.3.8	“Committee” means the Compensation Committee of the Board or such other committee of the Board which may be appointed by the Board to, among other things, interpret, administer and implement the Plan.

1.3.9	“Corporation” means Open Text Corporation and any successor corporation whether by amalgamation, merger or otherwise.

1.3.10	“Director” means a director of the Board.

1.3.11	“Disability” means the Eligible Employee’s physical or mental incapacity that prevents him from substantially fulfilling his duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate of the Corporation, and in respect of which the Eligible Employee commences receiving, or is eligible to receive, disability benefits under the Corporation’s or an Affiliate of the Corporation’s long-term disability plan.

1.3.12	“Disability Date” means the date on which the Eligible Employee first becomes eligible for long-term disability benefits under the Corporation’s or an Affiliate of the Corporation’s long-term disability plan.

1.3.13	“Earnings Per Share” means the adjusted earnings per share of the Corporation declared by the Corporation for a fiscal year and which is used for the purposes of determining the portion of an Eligible Employee’s Target Bonus that vests in accordance with Sections 5.1c and 5.2c.

1.3.14	“Eligible Employee” means such employee of the Corporation or an Affiliate of the Corporation as the Committee may designate from time to time as eligible to participate in the Plan.

1.3.15	“Employed” means, with respect to an Eligible Employee, that:

a.	he is performing work at a workplace of the Corporation or an Affiliate of the Corporation, and has not been given or received, a notice of termination of employment by the Corporation or an Affiliate of the Corporation; or

b.	he is not actively at work at a workplace of the Corporation or an Affiliate of the Corporation due to an approved leave of absence, maternity or parental leave or Disability and has not been given, or received, a notice of termination of employment by the Corporation or an Affiliate of the Corporation.

For greater certainty, an Eligible Employee shall not be considered “Employed” or otherwise an employee of the Corporation or an Affiliate of the Corporation during a notice period that arises upon the involuntary termination of employment (whether wrongful or otherwise) of the Eligible Employee by the Corporation or an Affiliate of the Corporation, as applicable.

1.3.16	“Exchange” means the NASDAQ and, where the context permits, any other exchange on which the Shares are or may be listed from time to time.

1.3.17	“Good Reason” means the occurrence of any of the following without the Eligible Employee’s written consent (except in connection with the termination of the employment of the Eligible Employee for Just Cause or Disability or termination of the Eligible Employee’s employment because of the death of the Eligible Employee):

a.	a material change (other than those that are consistent with a promotion) in the Eligible Employee’s position or duties, responsibilities, title or office in effect immediately prior to a Change of Control (except for a change in any position or duties as a Director), which includes any removal of the Eligible Employee from or any failure to re-elect or re-appoint the Eligible Employee to any such positions or offices;

b.	a material reduction by the Corporation or any of its Affiliates of the Eligible Employee’s salary, benefits or any other form of remuneration payable by the Corporation or its Affiliates;

c.	any material failure by the Corporation or its Affiliates to provide any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Eligible Employee is participating or entitled to participate immediately prior to a Change of Control, or the Corporation or its Affiliates taking any action or failing to take any action that would materially adversely affect the Eligible Employee’s participation in or materially reduce his rights or benefits under or pursuant to any such plan; or

d.	any material breach by the Corporation or its Affiliates of a written employment agreement with the Eligible Employee.

1.3.18	“Incumbent Director” means any Director who was a Director immediately prior to a Change of Control and any successor to an Incumbent Director who was recommended by or appointed to succeed any Incumbent Director by the affirmative vote of the Directors when that vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board.

1.3.19	“Index” means the S&P Midcap 400 Software and Services Index.

1.3.20	“Just Cause” means:

a.	the failure by the Eligible Employee to perform his duties according to the terms of his employment (other than those (A): that follow a demotion in his position or duties; or (B) resulting from the Eligible Employee’s Disability) after the Corporation or an Affiliate of the Corporation has given the Eligible Employee reasonable notice of such failure and a reasonable opportunity to correct it;

b.	the engaging by the Eligible Employee in any act that is materially injurious to the Corporation or an Affiliate of the Corporation, monetarily or otherwise, but not including, following a Change of Control, the expression of opinions contrary to those Directors who are not Incumbent Directors or those of the Acquirors;

c.	the engaging by the Eligible Employee in any act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Eligible Employee at the expense of the Corporation or an Affiliate of the Corporation, including the failure by the Eligible Employee to honour his fiduciary duties to the Corporation or an Affiliate of the Corporation and his duty to act in the best interests of the Corporation or an Affiliate of the Corporation;

d.	the failure by the Eligible Employee to comply with the provisions of any applicable employment contract where the Eligible Employee elects to terminate his employment with the Corporation or an Affiliate of the Corporation;

e.	the failure of the Eligible Employee to abide by the terms of any resolution passed by the Board; or

f.	the failure by the Eligible Employee to abide by the policies, procedures and codes of conduct of the Corporation or an Affiliate of the Corporation.

1.3.21	“Maximum Relative Total Shareholder Return” means, with respect to a Target Bonus, the relative cumulative Total Shareholder Return of the Corporation compared to the cumulative Total Shareholder Return of the Index during the Performance Period, determined by the Board at the time the Board determines and approves the Target Bonus at which an Eligible Employee will be entitled to the maximum level of vesting of such Target Bonus under Section 5.2a.

1.3.22	“Maximum Target Adjusted EPS” means, with respect to a Target Bonus, the target Earnings Per Share determined by the Board at the time the Board determines and approves the Target Bonus at which an Eligible Employee will be entitled to the maximum level of vesting of such Target Bonus under Section 5.2c.

1.3.23	“Maximum Target Share Price” means, with respect to a Target Bonus, the target Share Price determined by the Board at the time the Board determines and approves the Target Bonus at which an Eligible Employee will be entitled to the maximum level of vesting of such Target Bonus under Section 5.2b.

1.3.24	“Misconduct” has the meaning ascribed thereto in Section 6.3.

1.3.25	“Payment Date” means the date on which a Vested Target Bonus shall be paid to an Eligible Employee, which date shall be as soon as practicable following the end of the Performance Period to which the Target Bonus relates, and, in any event, no later than December 31 of the year in which the Performance Period ends.

1.3.26	“Performance Period” means the period of three (3) years commencing on the Performance Period Commencement Date.

1.3.27	“Performance Period Commencement Date” means the first day of the Performance Period relating to a Target Bonus as determined by the Board.

1.3.28	“Plan” means this Open Text Corporation Long Term Incentive Plan, as amended from time to time.

1.3.29	“Retirement” means the retirement of the Eligible Employee from employment with the Corporation or an Affiliate of the Corporation on or after the earliest age as of which the Eligible Employee is eligible to receive an immediate pension under the Corporation’s or an Affiliate of the Corporation’s pension plan, as applicable, in which the Eligible Employee participates.

1.3.30	“Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.3.31	“Share” means a common share of the Corporation, and includes any shares of the Corporation into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization.

1.3.32	“Share Price” means, for any particular date, the volume weighted average trading price for a Share on the Exchange.

1.3.33	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which Shares are listed.

1.3.34	“Target Bonus” means an annual bonus target established by the Board in respect of an Eligible Employee pursuant to Section 4.1.

1.3.35	“Target Adjusted EPS” means, with respect to a Target Bonus, the Earnings Per Share target determined by the Board at the time the Board determines and approves the Target Bonus.

1.3.36	“Target Relative Total Shareholder Return” means, with respect to a Target Bonus, the relative cumulative Total Shareholder Return of the Corporation compared to the cumulative Total Shareholder Return of the Index during a Performance Period, determined by the Board at the time the Board determines and approves the Target Bonus.

1.3.37	“Target Share Price” means, with respect to a Target Bonus, the target Share Price determined by the Board at the time the Board determines and approves the Target Bonus.

1.3.38	“Termination Date” means the date on which the Eligible Employee ceases to be Employed for any reason other than one to which Section 5.4 applies.

1.3.39	“Total Shareholder Return” or “TSR” means, with respect to a Performance Period, the amount determined according to the following formula:

In the case of the Corporation, the difference, expressed in basis points, between an initial hypothetical investment of $100 in Shares determined over the Performance Period assuming re-investment of any dividends and the “Ending Share Value” as described below. The initial investment of $100 is expressed as a number of “Investment Shares” which is determined by dividing $100 by the Share Price determined as of the first day of the Performance Period. The number of Investment Shares is increased from time to time on account of dividends paid on Shares during the Performance Period by the number of Shares calculated by dividing the product of (i) the then current number of Investment Shares on the record date for such dividends and (ii) the cash dividends paid on each Share, by the Share Price on the dividend payment date. The Ending Share Value is the product of (i) the number of Investment Shares determined as provided above and (ii) the Share Price on the last day of the Performance Period. TSR for each corporation included in the Index will be calculated in the manner described above, mutatis mutandis, based on the volume weighted average trading price of each such corporation’s common shares at the applicable time on the stock exchange or quotation system on which the highest volume of such shares traded over the five (5) trading days prior to the applicable time

1.3.40	“Vested Target Bonus” means, in respect of an Eligible Employee, the percentage (which, in accordance with Section 5.2, may be more or less than 100% but shall not exceed a maximum of 150%) of the Target Bonus that has vested in accordance with Article 5 for a Performance Period.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2	Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

2.3	Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4	Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND EMPLOYMENT RIGHTS

3.1	Effective Date. The Corporation is establishing the Plan for Eligible Employees, effective on July 1, 2007.

3.2	No Employment Rights. Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate of the Corporation. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

4.	TARGET BONUS

4.1	Annual Determination of Target Bonus. The Board may determine and approve annually for each Eligible Employee a Target Bonus which shall vest in accordance with Article 5 and be paid to the Eligible Employee in accordance with Article 6.

4.2	Other Terms and Conditions. Subject to the terms of the Plan, the Board may determine other terms or conditions of any Target Bonus, including:

a.	any additional conditions with respect to the vesting of the Target Bonus, in whole or in part, or any payment under the Plan; and

b.	any other terms and conditions the Corporation may in its sole discretion determine.

The Committee may, in its sole discretion, waive any such term or condition or determine that it has been satisfied.

5.	VESTING OF TARGET BONUS

5.1	Normal Vesting. Subject to Section 5.2, Section 5.3, Section 5.4 and Section 5.5, a Target Bonus shall vest in accordance with the following schedule:

a.	37.5% of the Target Bonus shall vest if the Corporation’s cumulative Total Shareholder Return over the Performance Period relating to such Target Bonus is equal to the Target Relative Total Shareholder Return over the same Performance Period;

b.	37.5% of the Target Bonus shall vest if the Share Price equals the Target Share Price over a twenty-two (22) consecutive day trading period during the Performance Period relating to the Target Bonus Award; and

c.	25% of the Target Bonus shall vest if the average of the Earnings Per Share for the final two complete fiscal years of the Corporation within the Performance Period relating to the Target Bonus Award is equal to the Target Adjusted EPS.

5.2	Target Bonus Enhancement. The portion of an Eligible Employee’s Target Bonus that vests will be increased where the Corporation’s relative TSR level specified in Section 5.1a., the Target Share Price or Target Adjusted EPS for the Performance Period relating to such Target Bonus is exceeded at the end of such Performance Period as follows:

a.	where the Corporation’s cumulative Total Shareholder Return over such Performance Period equals or exceeds the Maximum Relative Total Shareholder Return over the same Performance Period, the portion of the Target Bonus that vests will be 56.25%. If the Corporation’s cumulative Total Shareholder Return over such Performance Period is between the Target Relative Total Shareholder Return and the Maximum Relative Total Shareholder Return over the same Performance Period, the portion of the Target Bonus that vests will be determined by straight line interpolation between 37.5% and 56.25%;

b.	56.25% of the Target Bonus shall vest if the Share Price equals or exceeds the Maximum Target Share Price over a twenty-two (22) consecutive day trading period during such Performance Period. If the Share Price over a twenty-two (22) consecutive day trading period during such Performance Period is between the Target Share Price and the Maximum Target Share Price the portion of the Target Bonus that vests will be determined by straight line interpolation between 37.5% and 56.25%; and

c.	37.5% of the Target Bonus shall vest if the average of the Earnings Per Share for the final two complete fiscal years of the Corporation within such Performance Period equals or exceeds the Maximum Target Adjusted EPS. If the Earnings Per Share for the final two complete fiscal years of the Corporation within such Performance Period is between the Target Adjusted EPS and the Maximum Target Adjusted EPS the portion of the Target Bonus that vests will be determined by straight line interpolation between 25% and 37.5%.

5.3	Cessation of Employment and Long-Term Disability. Subject to Section 5.5, in the event of an Eligible Employee’s Disability during a Performance Period, or in the event the Eligible Employee ceases to be Employed during a Performance Period for any reason other than one to which Section 5.4 applies, the amount of the Target Bonus that vests shall be determined in accordance with the formula A x [B / C], where

A	equals the amount that would otherwise have vested pursuant to Section 5.1;

B	the number of days between the Performance Period Commencement Date relating to the Target Bonus and the Participant’s Disability Date or Termination Date, as applicable (rounded up to the nearest whole number of months); and

C	the total number of days between the Performance Period Commencement Date relating to the Target Bonus and the final day of the Performance Period relating to the Target Bonus.

5.4	Voluntary Termination of Employment and Termination for Just Cause. In the event that the Eligible Employee’s employment is terminated by the Corporation or an Affiliate of the Corporation for Just Cause, or, subject to Section 5.5, an Eligible Employee voluntarily terminates his employment with the Corporation or an Affiliate of the Corporation, no portion of the Target Bonus relating to such Performance Period shall vest and the Eligible Employee shall receive no payment or other compensation in respect of such Target Bonus or loss thereof, on account of damages or otherwise.

5.5

Change of Control. In the event of a Change of Control during a Performance Period, the Target Bonus relating to such Performance Period shall vest in accordance with this Section 5.5, notwithstanding Section 5.1, Section 5.2 and Section 5.3. If the Change of Control occurs within the first six (6) months following the Performance Period Commencement Date, no portion of the Target Bonus shall vest. If the Change of Control occurs after the commencement of the seventh (7th) month following the Performance Period Commencement Date but before the completion of the eighteenth (18th) month following the Performance Period Commencement Date, 50% of the Target Bonus shall vest. If the Change of Control occurs after the commencement of the nineteenth (19th) month following the Performance Period Commencement Date, 100% of the Target Bonus shall vest.

6.	PAYMENT OF TARGET BONUS

6.1	Cash Payment. Subject to Section 6.2, on the Payment Date in respect of a Performance Period, the Eligible Employee shall receive a cash payment equal to the Vested Target Bonus determined in accordance with Article 5 for such Performance Period.

6.2	Payment Following Change of Control. In the event of a Change of Control during a Performance Period, the Eligible Employee shall receive a cash payment equal to the Vested Target Bonus determined for such Performance Period in accordance with Article 5 on the earlier of the following two dates:

a.	the Payment Date for the Performance Period; and

b.	a date that is as soon as practicable following the Eligible Employee’s Disability, Retirement, death, termination of employment by the Corporation or an Affiliate of the Corporation other than for Just Cause or termination of employment by the Eligible Employee for Good Reason.

6.3	Repayment Following Misconduct. An Eligible Employee shall, upon demand by the Corporation, repay the amount of any Vested Target Bonus paid to him where the Board determines that, as a direct or indirect result of fraud, wilful misconduct, gross negligence, including a material error in judgement (individually and collectively, “Misconduct”) by the Eligible Employee affecting the financial performance or financial statements of the Corporation, or the Share Price, such Vested Target Bonus was larger than it would have been in the absence of such Misconduct and the Eligible Employee shall reimburse the Corporation for its reasonable costs, including out-of-pocket expenses, incurred in recovering from the Eligible Employee the amount of Vested Target Bonus to be repaid to the Corporation pursuant to this Section 6.3.

7.	ADMINISTRATION

7.1	Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

7.2	Compliance with Laws and Policies. The Corporation’s obligation to make any payments hereunder is subject to compliance with Applicable Law. Each Eligible Employee shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Eligible Employee will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Eligible Employee in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

7.3	Delegation. The Committee may also delegate to any director, officer or employee of the Corporation such duties and powers relating to the Plan as it may see fit.

7.4

Withholdings. So as to ensure that the Corporation or an Affiliate of the Corporation, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of an Eligible Employee, the Corporation or an Affiliate of the Corporation, as applicable, may withhold or cause to be withheld from any amount payable to an Eligible Employee under this Plan as may be necessary to permit the Corporation or the Affiliate, as applicable, to so comply.

7.5	No Additional Rights. Neither designation of an employee as an Eligible Employee nor the grant of any Target Bonus to any Eligible Employee entitles any person to a cash payment or any additional grant, as the case may be.

7.6	Amendment, Termination. The Plan may be amended or terminated at any time by the Board in whole or in part. Without limiting the generality of the foregoing, the Board may amend the Plan or may amend the terms or conditions of any Target Bonus granted under the Plan if the Board in its sole discretion determines that the Share Price or other applicable performance measure does not properly reflect or promote the purposes of the Plan including, without limitation, (i) as a result of factors not contemplated by the Board at the time of grant of the Target Bonus, that have been determined by the Board to have contributed to an artificial price for the Shares, or that otherwise have contributed to a result under the Plan or a Target Bonus that is not considered appropriate by the Board, or (ii) in the event that the Shares are at any time during a Performance Period subdivided, consolidated, reclassified, reorganized or otherwise changed, or affected as a result of the declaration of a stock dividend or other distribution thereon or a consolidation, merger or amalgamation of the Corporation with or into another corporation or similar transaction. Except as provided in the preceding sentence in this Section 7.6, no amendment to the Plan shall, without the consent of the Eligible Employees affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Eligible Employees with respect to Target Bonus granted prior to the date of the amendment.

7.7	Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.

8.	ASSIGNMENT

8.1	Assignment. The assignment or transfer of a Target Bonus, or any other benefits under this Plan, shall not be permitted other than by operation of law.

Schedule

to

Open Text Corporation Long Term Incentive Plan

Special Provisions Applicable to Eligible Employees Subject to Section 409A of

the United States Internal Revenue Code

This Schedule sets forth special provisions of the Plan that apply to Eligible Employees subject to section 409A of the United States Internal Revenue Code.

1.	Definitions

For purposes of this Schedule:

1.1	“Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended.

1.2	“US Eligible Employee” means an Eligible Employee subject to Section 409A.

1.3	“U.S. Key Employee” means a U.S. Eligible Employee who is a “specified employee” for purposes of Section 409A as determined by the applicable policies and practices of the Corporation or, if applicable, an Affiliate of the Corporation.

2.	Change in Control

Section 1.3.7 of the Plan, as it applies to each US Eligible Employee, shall read as follows:

1.3.7	“Change in Control” means either of the following events:

a	the acquisition, through one acquisition or a series of acquisitions during a 12-month period ending on the date of the last acquisition, by any one person or more than one person acting as a group (as determined by paragraph (i)(5)(v)(B) of Section §1.409A-3, Part 1, Title 26, Code of Federal Regulations), of assets of the Corporation that have a total gross fair market value (determined without regard to the liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation (determined without regard to the liabilities associated with such assets) immediately before such acquisition or acquisitions; or

b. the acquisition by any one person, or more than one person acting as a group (as determined by paragraph (i)(5)(v)(B) of Section §1.409A-3, Part 1, Title 26, Code of Federal Regulations), of shares of the Corporation that, together with shares held by such person or group, constitute more than 50 percent of the total fair market value or total voting power of the shares of such Corporation.

3.	Payment of Target Bonus – Cash Payment

Section 6.1 of the Plan, as it applies to each US Eligible Employee, shall read as follows:

6.1	Cash Payment. Subject to Section 6.2, on the date that is the later of (i) the Payment Date in respect of a Performance Period and (ii) where the Eligible Employee is a US Key Employee, the date that is six (6) months following the Payment Date, the Eligible Employee shall receive a cash payment equal to the Vested Target Bonus determined in accordance with Article 5 for such Performance Period.

4.	Payment of Target Bonus – Change of Control

Section 6.2 of the Plan, as it applies to each US Eligible Employee, shall read as follows:

6.2	Payment Following Change of Control. In the event of a Change of Control during a Performance Period, the Eligible Employee shall receive a cash payment equal to the Vested Target Bonus determined for such Performance Period in accordance with Article 5 on the earlier of the following two dates:

a.	the date that is the later of (i) the Payment Date for the Performance Period and (ii) where the Eligible Employee is a US Key Employee, the date that is six (6) months following the Payment Date for the Performance Period; and

b.	the date that is the later of (i) the date that is as soon as practicable following the Eligible Employee’s Disability, Retirement, death, termination of employment by the Corporation or an Affiliate of the Corporation other than for Just Cause or termination of employment by the Eligible Employee for Good Reason and (ii) where the Eligible Employee is a US Key Employee, the date that is six-months following the Eligible Employee’s Disability, Retirement, death, termination of employment by the Corporation or an Affiliate of the Corporation other than for Just Cause or termination of employment by the Eligible Employee for Good Reason.

5.	409A Failsafe

The following section shall be added to the Plan as Section 7.8:

7.8	409A Failsafe. It is the Corporation’s intent that this Plan comply with the requirements of Section 409A and the Corporation has made good faith efforts to draft the Plan accordingly. In the event of any ambiguity in the language or any agreement entered into under the Plan or in the operation of the Plan, the Plan and any agreement shall be construed, interpreted and operated in a manner that will result in compliance with the requirements of Section 409A.